UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 5)*

NextDecade Corporation
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of class of securities)

65342K105
(CUSIP number)

Halcyon Capital Management L.P.
477 Madison Avenue, 8th Floor
New York, New York 10022
212-303-9400

With copies to:
Jackie Cohen
Weil Gotshal & Manges, LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
(Name, address and telephone number of person authorized to receive notices and communications)

August 23, 2018
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

13D	Page 2

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
Halcyon Mount Bonnell Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
PN

13D	Page 3

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
HCN LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
PN

13D	Page 4

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
HCN GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
PN

*Includes shares owned by HCN LP.

13D	Page 5

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
Halcyon Energy, Power and Infrastructure Capital Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
OO (see Item 5)

13D	Page 6

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
First Series of HDML Fund I LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
OO

13D	Page 7

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
HDML Asset LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
OO

*Includes shares owned by First Series of HDML Fund I LLC and Halcyon Mount Bonnell Fund L.P.

13D	Page 8

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
Halcyon Solutions Master Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
PN

13D	Page 9

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
Halcyon Solutions GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
PN

*Includes shares owned by Halcyon Solutions Master Fund LP

13D	Page 10

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
Avinash Kripalani

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
IN

*Includes shares owned by Halcyon Mount Bonnell Fund LP, HCN LP, Halcyon Energy, Power and Infrastructure Capital Holdings LLC, First Series of I HDML Fund LLC and Halcyon Solutions Master Fund, L.P.

13D	Page 11

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
Jason Dillow

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
IN

*Includes shares owned by Halcyon Mount Bonnell Fund LP, HCN LP, Halcyon Energy, Power and Infrastructure Capital Holdings LLC, First Series of HDML Fund I LLC and Halcyon Solutions Master Fund, L.P.

13D	Page 12

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
Kevah Konner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
IN

*Includes shares owned by Halcyon Mount Bonnell Fund LP, HCN LP, Halcyon Energy, Power and Infrastructure Capital Holdings LLC, First Series of HDML Fund I LLC and Halcyon Solutions Master Fund, L.P.

13D	Page 13

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
John Bader

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
IN

*Includes shares owned by Halcyon Mount Bonnell Fund LP, HCN LP, Halcyon Energy, Power and Infrastructure Capital Holdings LLC, First Series of HDML Fund I LLC and Halcyon Solutions Master Fund, L.P.

13D	Page 14

Schedule 13D
CUSIP No. 65342K105
1	NAME OF REPORTING PERSON
Halcyon Capital Management LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
No change reported.

	8	SHARED VOTING POWER
No change reported.

	9	SOLE DISPOSITIVE POWER
No change reported.

	10	SHARED DISPOSITIVE POWER
No change reported.

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
No change reported.

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
No change reported.

14	TYPE OF REPORTING PERSON
PN

*Includes shares owned by Halcyon Mount Bonnell Fund LP, HCN LP, Halcyon Energy, Power and Infrastructure Capital Holdings LLC, First Series of HDML Fund I LLC and Halcyon Solutions Master Fund, L.P.

This Amendment No. 5 (“Amendment No. 5”) amends the Schedule 13D originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 3, 2017, as amended (as amended, the “Statement”), and is filed by the Reporting Persons with respect to the common stock, $0.0001 par value per share (“Shares”), of NextDecade Corporation (the “Issuer”).  Capitalized terms used herein but not defined shall have the meaning given to them in the Statement.

Item 4.	Purpose of Transaction.

Item 4 is amended and supplemented as follows:

On August 23, 2018, the Issuer entered into a Series B Convertible Preferred Stock Purchase Agreement with certain funds managed by BlackRock.  Concurrently, Halcyon Capital Management, L.P. (“Halcyon Management”) severally on behalf of certain of its funds or accounts managed by it, entered into a Stockholder Support Agreement (the “Support Agreement”) with the Issuer pursuant to which Halcyon Management agreed to vote (or cause to be voted), at a special meeting of the stockholders of the Issuer, all Voting Securities (as defined in the Support Agreement) owned or held by Halcyon Management or over which Halcyon Management has voting control, in favor of the issuance of Series B Convertible Preferred Stock by the Issuer pursuant to the Series B Convertible Preferred Stock Purchase Agreement.  Furthermore, Halcyon Management agreed, during the term of the Support Agreement, not to directly or indirectly transfer any such Voting Securities except to an affiliate or to a transferee who agrees to be bound by the terms of the agreement.  The Support Agreement terminates upon the earlier to occur of (i) the Closing Date (as defined in the Series B Preferred Stock Purchase Agreement) and (ii) October 31, 2018.  The foregoing is a summary of the material terms of the Support Agreement and is qualified in its entirety by reference to the full text of the Support Agreement, which is attached hereto as Exhibit 10.8.

As disclosed in the Issuer’s Form 8-K filed with the SEC on August 24, 2018, the Issuer plans to grant the holders of the Issuer’s Series A Convertible Preferred Stock, including Halcyon Management, the right to purchase their pro rata share, along with each holder of the Issuer’s Series B Convertible Preferred Stock, of any future issuance of shares of Series C Convertible Preferred Stock of the Issuer, under certain circumstances.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

The responses to Item 4 of this Amendment No. 5 are incorporated herein by reference.

Item 7.	Material to Be Filed as Exhibits

Item 7 is amended and supplemented as follows:

8	Stockholder Support Agreement, dated as of August 23, 2018 (incorporated by reference herein from Exhibit 99.3 to the Issuer’s Form 8-K filed with the SEC on August 24, 2018).
9*	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Exchange Act.

*	Filed herewith.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 27, 2018

Halcyon Mount Bonnell Fund LP

By: Halcyon Capital Management LP, its Manager

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Deputy General Counsel

August 27, 2018	August 27, 2018
Date	Date

HDML Asset LLC

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Deputy General Counsel

August 27, 2018	August 27, 2018
Date	Date

HCN LP
By: Halcyon Capital Management LP, its Manager

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Deputy General Counsel

August 27, 2018	August 27, 2018
Date	Date

HCN GP LLC

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Deputy General Counsel

August 27, 2018	August 27, 2018
Date	Date

Halcyon Energy, Power and Infrastructure Capital Holdings LLC
By: Halcyon Capital Management LP, its Manager

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Deputy General Counsel

August 27, 2018	August 27, 2018
Date	Date

First Series of HDML Fund I LLC
By: Halcyon Capital Management LP, its Manager

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Deputy General Counsel

August 27, 2018	August 27, 2018
Date	Date

Halcyon Solutions Master Fund LP
By: Halcyon Solutions GP LLC, its General Partner

/s/ Suzanne McDermott	/s/ John Freese
Name: Suzanne McDermott	Name: John Freese
Title: Chief Compliance Officer	Title: Deputy General Counsel

August 27, 2018	August 27, 2018
Date	Date

Halcyon Solutions GP LLC

/s/ Suzanne McDermott		/s/ John Freese
Name: Suzanne McDermott		Name: John Freese
Title: Chief Compliance Officer		Title: Deputy General Counsel

August 27, 2018		August 27, 2018
Date		Date

/s/ Avinash Kripalani
Name:	Avinash Kripalani

August 27, 2018
Date

/s/ Jason Dillow
Name:	Jason Dillow

August 27, 2018
Date

/s/ Kevah Konner
Name:	Kevah Konner

August 27, 2018
Date

/s/ John Bader
Name:	John Bader

August 27, 2018
Date

Exhibit Index

8	Stockholder Support Agreement, dated as of August 23, 2018 (incorporated by reference herein from Exhibit 99.3 to the Issuer’s Form 8-K filed with the SEC on August 24, 2018).
9*	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Exchange Act.

*	Filed herewith.